Exhibit 6.1

CONVERTIBLE BONDS SUBSCRIPTION AGREEMENT

This Convertible Bonds Subscription Agreement, dated as of March 20, 2024 (this “Agreement”), is entered into by and between 20/20 GeneSystems, Inc., a Delaware corporation having its main office at 15810 Gaither Dr., Suite 235, Gaithersburg, Maryland, U.S.A. (the “Company”), and Cornerstone Investment Inc., a Korean corporation having its registered office at 21F S-Tower, 82 Saemunan-ro, Jongno-gu, Seoul, Korea (the “Investor”).

RECITALS

A. On the terms and subject to the conditions set forth herein, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for, convertible bonds with aggregate principal amount of US$23,000,000.

B. Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Bond (defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Bonds.

(a) Issuance of Bonds. Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to the Investor, and the Investor agrees to subscribe for, convertible bonds in the form of Exhibit A hereto (each, a “Bond” and, collectively, the “Bonds”) in the aggregate principal amount of US$23,000,000.

(b) Delivery. The sale and purchase of the Bonds shall take place at a closing (the “Closing”) to be held at such place and time as the Company and the Investor may determine; provided that the Investor will use commercially reasonable efforts to close within six (6) weeks from the date that the condition set forth in Section 4(f) is satisfied, but in no event later than eight (8) weeks following the satisfaction of the condition set forth in Section 4(f) (the date of the Closing, the “Closing Date”). At the Closing, the Company will deliver to the Investor the Bonds against receipt by the Company of the corresponding subscription price (the “Subscription Price”). Each of the Bonds will be registered in the Investor’s name in the Company’s records.

(c) Use of Proceeds. The Company shall use the proceeds of the transactions contemplated hereby for working capital and general corporate purposes. The Company will make such disclosures regarding its expenditures as are required in reports filed with the Securities and Exchange Commission (the “SEC”); provided that as soon as reasonably practical upon receiving the Investor’s request, the Company shall provide to the Investor such information regarding its expenditures as reasonably requested by the Investor.

(d) Payments. The Company will make all cash payments due under the Bonds in immediately available funds by 1:00 p.m. Eastern time on the date such payment is due at the address for such purpose specified below the Investor’s name on Schedule I hereto, or at such other address, or in such other manner, as the Investor or other registered holder of a Bond may from time to time direct in writing.

2. Representations and Warranties of the Company. Except as set forth on the disclosure schedule, attached as Schedule II (the “Disclosure Schedule”), the Company represents and warrants to the Investor that the following statements are true and correct as of the date hereof and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

(a) Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

(b) Authority. Except for Stockholder Approval, if required, the execution, delivery and performance by the Company of each Transaction Document to be executed by the Company and the consummation of the transactions contemplated thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(c) Enforceability. Each Transaction Document executed, or to be executed, by the Company has been, or will be prior to the Closing, duly executed and delivered by the Company and constitutes, or will constitute duly executed and delivered by the Company, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. Subject to Stockholder Approval, if required, the execution and delivery by the Company of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Certificate of Incorporation or Bylaws (as amended, the “Charter Documents”) or any judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

(e) Capitalization. Section 2(e) of the Disclosure Schedule sets forth an accurate and complete list as of the date hereof of the authorized capital stock of the Company, and the outstanding shares of capital stock of the Company. The outstanding shares of capital stock or equity interests of the Company are validly issued, fully paid and non-assessable. Except as set forth on Section 2(e) of the Disclosure Schedule, there is neither (i) any outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to either issue any of the capital stock or other equity interests of the Company or acquire any existing shares of the capital stock or other equity interests from other stockholders of the Company, other than statutory pre-emptive rights under applicable laws; nor (ii) any securities or rights convertible into, or exchangeable with, shares of any capital stock of the Company.

(f) Subsidiaries. The Company has no subsidiaries.

(g) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, other than (i) the filing of Form D with the SEC and such filings as are required to be made under applicable State securities laws and (ii) Stockholder Approval, if required.

(h) No Violation or Default. The Company is not, and has not been, in violation of or in default with respect to (i) its Charter Documents, (ii) any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (iii) any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default). The Company is not, and has not been, in material violation of any federal or state statute, rule or regulation applicable to the Company. The Company has not received any written notice from any governmental authority regarding any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any applicable law. Each contract and other financial arrangement and relationship entered into by the Company with customers, vendors, suppliers, employees, and contractors is, and has been, in compliance in all material respects with all applicable laws.

(i) No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Knowledge of the Company, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Bonds; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Bonds (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(j) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending, or to the Knowledge of the Company, currently threatened (i) against the Company or any officer, director or Key Employee of the Company; (ii) that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or (iii) to the Knowledge of the Company, that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Company. Neither the Company nor, to the Knowledge of the Company, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor to the Knowledge of the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(k) Intellectual Property. The Company owns or possesses sufficient legal rights to all Company’s intellectual property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic institutions with which any of them may be affiliated now or may have been affiliated in the past. To the Knowledge of the Company, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any Person. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s intellectual property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Knowledge of the Company, it will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) related, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any general public license, lesser general public license or similar license arrangement. For purposes of this Section 2(k), the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any of the Company’s intellectual property. No person who was involved in, or who contributed to, the creation or development of any of the Company’s intellectual property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company’s intellectual property.

(l) Financial Statements. The Company has delivered to the Investor its audited financial statements as of and for the fiscal year ended December 31, 2022 and 2021, respectively, and unaudited financial data for the 6-month period ended June 30, 2023 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (the “Accounting Principles”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under the Accounting Principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a material adverse effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with the Accounting Principles.

(m) Absence of Certain Changes; No Material Adverse Change. Since June 30, 2023, (i) the Company has conducted its business only in the ordinary course and (ii) there has been no material adverse effect in the financial condition, assets, liabilities, business, operations, customers or prospects of the Company or in the value or condition of its properties and assets. To the Knowledge of the Company, there is no fact or contingency which could reasonably be expected to result in a material adverse effect in the financial condition, assets, liabilities, business, operations, customers or prospects of the Company or in the value or condition of its properties and assets.

(n) Conversion Securities. The shares of the Company issuable upon conversion of the Bonds (the “Conversion Securities”) shall be duly and validly issued, non-assessable and fully paid, and shall be free of any preemptive or similar rights or any Lien. Subject to the accuracy of the representations and warranties of the Investor in this Agreement, the offer and issuance by the Company of the Bonds and the Conversion Securities is exempt from registration under the Securities Act.

(o) Title to Properties; Liens. The Company has (i) good and marketable title to all its properties and assets, both real and personal, and (ii) good title to all its leasehold interests, in each case not being subject to any Lien, other than Liens relating to current taxes not yet due and payable. With respect to the properties and assets leased by the Company it is in compliance with such leases, which are in force and effect. All properties of the Company (i) have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used; and (ii) when taken as a whole, constitute all properties and assets necessary to permit the Company to carry on its business as conducted by the Company.

(p) Permits. The Company has all franchises, permits, licenses and any similar governmental approval necessary for the conduct of its business as currently conducted (the “Licenses”), and the Company will be able to obtain and maintain, without undue burden or expense, all such Licenses for the conduct of its business as proposed. The Licenses are in full force and effect. The Company is not in default under any of its Licenses, nor has it received any notice relating to the suspension, revocation or modification of any of its Licenses.

(q) Labor Relations. The Company is in compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours in all material respects, and is not, and has not, engaged in any unfair labor practice. There is no unfair labor practice claim or complaint, or workers’ compensation claim, against the Company pending or, to the Knowledge of the Company, threatened before any governmental authority. There is no labor strike, work stoppage, production or work slowdown or other labor dispute involving the Company or any of its employees pending or, to the Knowledge of the Company, threatened against the Company and, to the Knowledge of the Company, there is no labor union or other employee organizing effort pending or threatened against the Company and there has not been any such labor strike, work stoppage, production or work slowdown or other labor dispute. To the Knowledge of the Company, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(r) Tax. The Company has filed all U.S. federal, and material state and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of any and all periods, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid or accruals or reserves so established. The Company is not delinquent in the payment of any tax and is not delinquent in the filing of any material tax return, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company. The Company is not currently under any action, audit, investigation, examination, litigation or any other proceedings, pending or threatened, nor has the Company been audited, by any relevant tax authority or any other governmental authority, with respect to any tax or tax return other than any such item that is being contested in good faith. The Company has withheld and paid to the proper governmental authority all taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

(s) Related Party Transactions. All transactions between the Company, on the one hand, and any of its and its affiliates’ respective directors, executive officers, employees, stockholders or affiliates, or any director or executive officer of any entity in which any director or executive officer of the Company is a manager or directly or indirectly holds equity securities or its respective assets, on the other hand (collectively, “Related Party Transactions”) were entered into on an arm’s-length basis and, to the extent not expired or terminated, are in full force and effect and enforceable in accordance with their terms. Except as set forth in Section 2(s) of the Disclosure Schedule, there is no Related Party Transaction.

(t) Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

3. Representations and Warranties of Investor. The Investor represents and warrants to the Company that the following statements are true and correct as of the date hereof and as of the Closing Date:

(a) Binding Obligation. The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the Transaction Documents constitute valid and binding obligations of the Investor, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. The Investor has been advised that the Bonds and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing the Bonds hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Further, the representations in Section 3(b)(i) and/or Section 3(b)(ii), as applicable, are true and correct:

(i) U.S. Investor Investment Representations.  The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Investor has furnished or made available any and all information requested by the Company or otherwise necessary to satisfy any applicable verification requirements as to accredited investor status.

(ii) Non-U.S. Investor Investment Representations.  The Investor is not a “U.S. Person,” as such term is defined in Regulation S promulgated under the Securities Act.  No offer or sale of the Bonds was made to the Investor in the United States. The Investor is not acquiring the Bonds for the account or on behalf of any U.S. Person. The Investor has not made any prearrangement to transfer the Bonds or underlying securities to a U.S. Person or to return the Bonds or underlying securities to the United States securities markets (which includes short sales in the United States within the applicable “distribution compliance period,” as defined in Regulation S (hereinafter referred to as the “restricted period”)) and is not purchasing the Bonds as part of any plan or scheme to evade the registration requirements of the Securities Act. All offers and sales of the Bonds or the underlying securities by the Investor in the United States or to U.S. Persons or otherwise whether prior to the expiration or after the expiration of the applicable restricted period shall be made only pursuant to a registration of the Bonds and/or the underlying securities under the Securities Act or an exemption from registration, and in compliance with Regulation S.  The Investor is not a “distributor,” as defined in Regulation S. The Investor acknowledges that the Investor may only be able to resell the Bonds and the underlying securities pursuant to the provisions of Regulation S and otherwise pursuant to the Securities Act, and that it may not be possible for the Investor to liquidate its investment in the Bonds or the underlying securities. The Investor is prepared, therefore, to hold its Bonds and/or the underlying securities indefinitely.

(c) Foreign Investor.  If the Investor is not a U.S. Person, the Investor hereby represents that, except for the foreign direct investment report to be filed in Korea prior to the Closing and other required Korean filings that will be made by the Investor when due following the Closing, it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Bonds or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Bonds, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Bonds. The Investor’s subscription and payment for the Bonds does not violate any applicable securities or other laws of the Investor’s jurisdiction.

(d) Access to Information. The Investor acknowledges that the Company has given the Investor access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by the Investor, and has furnished the Investor with all documents and other information reasonably required for the Investor to make an informed decision with respect to the purchase of the Bonds.

4. Conditions to Closing of the Investor. The Investor’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Investor:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date in which case such representations and warranties will be true and correct as of such date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Bonds.

(c) Legal Requirements. At the Closing, the sale and issuance by the Company, and the subscription by the Investor, of the Bonds shall be legally permitted by all laws and regulations to which the Investor or the Company is subject.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investor.

(e) Transaction Documents. The Company shall have duly executed and delivered to the Investor the Transaction Documents.

(f) MD Anderson Cancer Center Agreement. The Company shall have duly executed and delivered to the Investor an executed copy of (i) the option agreement by and between the Company and the Board of Regents of the University of Texas System (the “Regents”) (on behalf of the University of Texas M. D. Anderson Cancer Center (the “MDACC”)), substantially in the form attached hereto as Exhibit B, and (ii) the collaborative research agreement by and between the Company and the Regents (on behalf of the MDACC), substantially in the form attached hereto as Exhibit C (collectively, the “MDACC Agreements”).

5. Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Bonds at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a) Representations and Warranties. The representations and warranties made by the Investor in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

(b) Governmental Approvals and Filings. The Investor shall have obtained all governmental approvals required in connection with the lawful subscription for the Bonds.

(c) Legal Requirements. At the Closing, the sale and issuance by the Company, and the subscription by the Investor, of the Bonds shall be legally permitted by all laws and regulations to which the Investor or the Company is subject.

(d) Subscription Price. The Investor shall have delivered to the Company the Subscription Price in respect of the Bonds.

6. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement, and the Bonds may be amended, waived or modified only upon the written consent of the Company and the Investor.

(b) Fees and Expenses. Each party shall be entirely responsible for its own respective legal and administrative costs in connection with the issuance and sale of the Bonds.

(c) Governing Law; Dispute Resolution. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. All disputes, controversies or claims between the parties hereto arising out of or in connection with this Agreement (including its existence, validity or termination) that cannot be amicably resolved shall be finally resolved and settled by arbitration administered by the London Court of International Arbitration in accordance with its arbitration rules, which arbitration rules are deemed to be incorporated by reference into this Section 6(c). The arbitration tribunal shall be composed of one (1) arbitrator. The arbitration will take place in London, England, and shall be conducted in the English language. The arbitration award shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the federal and state courts located in the City of New York, NY or the courts located in Seoul, Korea for such purpose, and each party hereby waives any objection such person may have based on improper venue or inconvenient forum in connection with any such action or proceeding in any such court.

(d) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(e) Successors and Assigns. Subject to the restrictions on transfer described in Section 6(f) below, the rights and obligations of the Company and the Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. Notwithstanding anything to the contrary contained herein, the Investor may assign or transfer this Agreement in its entirety to a fund advised or managed by the Investor prior to the Closing with a prior written notice to the Company, and upon such assignment or transfer, the original Investor shall be released from its obligations hereunder and the fund shall for all purposes be considered the “Investor” party to this Agreement and shall have all the rights and obligations of the Investor under this Agreement to the same extent as if it were an original party hereto.

(f) Registration, Transfer and Replacement of the Bonds. The Bonds issuable under this Agreement shall be bonds registered under the Investor’s name. The Company will keep at its principal executive office books for the registration and registration of transfer of the Bonds. Prior to presentation of any Bond for registration of transfer, the Company shall treat the Person in whose name such Bond is registered as the owner and holder of such Bond for all purposes whatsoever, whether or not such Bond shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Bond, the holder of any Bond, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Bond(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Bond so surrendered or, if no interest shall have yet been so paid, dated the date of the Bond so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Bond so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Bond and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (ii) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Bond executed in the same manner as the Bond being replaced, in the same principal amount as the unpaid principal amount of such Bond and dated the date to which interest shall have been paid on such Bond or, if no interest shall have yet been so paid, dated the date of such Bond.

(g) Voting of Securities. Unless otherwise prohibited by any regulatory authorities or applicable law, including those of the Republic of Korea, the Investor shall not vote against any person nominated by the Company’s board of directors or the nominating committee, in either case, in the Investor’s capacity as a holder of the Conversion Stock issued upon conversion of the Bond or common stock of the Company issued upon conversion of the Conversion Stock for a period of three (3) years from the Original Issuance Date (as defined in Annex A to the Bond); provided, however, that such three year period shall commence on the original issuance date of the Bond if the Company is not listed on a national securities exchange within twelve (12) months of the original issuance date of the Bond.

(h) Market Standoff. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Investor shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, the Bond and the securities underlying the Bond without the prior written consent of the Company or its managing underwriter. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed one hundred eighty (180) days plus such additional period as may reasonably be requested by the Company or such underwriter and as agreed by the Investor (which agreement shall not be unreasonably withheld or delayed) to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions.

(i) Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(j) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6(j).

If to the Investor:

Cornerstone Investment Inc.

E-mail:
Attention:

If to the Company:

20/20 GeneSystems, Inc.
15810 Gaither Dr., Suite 235

Gaithersburg, MD 20877
E-mail:
Attention: Jonathan Cohen, Chief Executive Officer

The Investor consents to the delivery of any stockholder notice pursuant to General Corporation Law of the State of Delaware (as amended or superseded from time to time, “DGCL”), by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the e-mail address set forth in this Section 6(j) or updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. The Investor agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

(k) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature Page Follows)

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY: 20/20 GENESYSTEMS, INC.
a Delaware corporation

By:	/s/ Jonathan Cohen
Name:	Jonathan Cohen
Title:	President and CEO

INVESTOR: CORNERSTONE INVESTMENT INC.
a Korean corporation

By:	/s/ Chang Kyu Choi
Name:	Chang Kyu Choi
Title:	President and CEO

SCHEDULE I

SCHEDULE OF INVESTOR

Name and Address	Principal Amount
Cornerstone Investment Inc.	US$	23,000,000

SCHEDULE I-1

Exhibit A

FORM OF BOND

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

20/20 GENESYSTEMS, INC.

CONVERTIBLE BOND

US$23,000,000	______________,2024

FOR VALUE RECEIVED, 20/20 GeneSystems, Inc., a Delaware corporation (the “Company”), promises to pay to __________, or its registered assigns (the “Investor”), in lawful money of the United States of America the principal sum of $23,000,000, or such lesser amount as shall equal the outstanding principal amount hereof, together with Default Interest (as defined below), if any. All unpaid principal, together with any then unpaid and accrued the Default Interest and other amounts payable hereunder (including, without limitation, such amounts payable under Section 1(a)), shall be due and payable upon demand by the Investor after the earlier of (i) ___________, 2029 or (ii) upon an Event of Default (as defined below) (the “Maturity Date”). This Bond is the “Bond” issued pursuant to the Subscription Agreement.

The following is a statement of the rights of the Investor and the conditions to which this Bond is subject, and to which the Investor, by the acceptance of this Bond, agrees:

1. Interest; Payments.

(a) Interest. Prior to the Maturity Date or the date on which an Event of Default occurs, as applicable, no interest shall be accrued on this Bond; provided that if (i) any portion of this Bond has not been converted to the Conversion Stock (as defined below) prior to the Maturity Date or the date on which an Event of Default occurs, as applicable, and (ii) the Investor desires to receive a cash payment with respect to such unconverted portion on the Maturity Date or the date on which an Event of Default occurs, as applicable, the Company shall be required to pay the Investor, in addition to the amounts required under the applicable sections of this Bond, interest accrued on the aggregate principal sum of this Bond at a rate equal to 6% per annum from the date on which this Bond is issued (the “Issuance Date”) up to the Maturity Date or the date on which an Event of Default occurs, as applicable, computed on the basis of the actual number of days elapsed and a year of 365 days (the “YTM Amount”). If this Bond is still outstanding after the Maturity Date or the date on which an Event of Default occurs, as applicable, then interest shall accrue beginning on the day after the Maturity Date on the outstanding principal balance and the YTM Amount at a rate equal to 12% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days (the “Default Interest”).

Exhibit A-1

(b) No Voluntary Prepayment. The Company may not prepay this Bond in whole or in part prior to the Maturity Date.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Bond and the other Transaction Documents:

(a) Failure to Pay. The Company fails to pay (i) when due any principal payment on the due date hereunder or (ii) any Default Interest payment or other payment required under the terms of this Bond or any other Transaction Document on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay;

(b) Breaches of Covenants. The Company intentionally fails to observe or perform any other covenant, obligation, condition or agreement contained in this Bond or the other Transaction Documents (other than those specified in Section 2(a)) and such failure shall continue for sixty (60) days after the Company’s receipt of written notice to the Company of such failure;

(c) Representations and Warranties. Any representation or warranty made by the Company in the Transaction Documents is intentionally false or incorrect in any material respect when made (for the avoidance of doubt, the Company does not warrant that it will achieve any results derived from projections provided by the Company);

(d) Voluntary Bankruptcy or Insolvency Proceedings. The Company (i) applies for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admits in writing its inability to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) is dissolved or liquidated, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) takes any action for the purpose of effecting any of the foregoing;

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect is commenced and an order for relief entered or such proceeding is not dismissed or discharged within forty-five (45) days of commencement; or

Exhibit A-2

(f) Judgments. A final judgment or order for the payment of money in an amount in excess of $500,000 is rendered against the Company and the same remains undischarged for a period of ninety (90) days during which execution is not effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process is issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any, and such judgment, writ, or similar process is not released, stayed, vacated or otherwise dismissed within ninety (90) days after issue or levy.

3. Rights of Investor.

(a) Rights of Investor upon Default. Upon the occurrence or existence of any Event of Default, the Investor shall receive the rights under Section 3(b), for the avoidance of doubt, as if the Maturity Date had already occurred.

(b) Rights of Investor upon Maturity Date. On or after the Maturity Date, the Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

4. Covenants.

(a) Negative Pledge. For so long as this Bond is outstanding, the Company shall not take or permit any of its directors, officers, committee members, committees, employees, agents or delegates to take (whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme or arrangement, amalgamation, or otherwise) any of the following without a prior written approval by the Investor, which shall not be unreasonably withheld, conditioned or delayed:

(i) any amendment of the organizational documents of the Company or its subsidiaries, if any, that would adversely affect the Investor;

(ii) any liquidation, dissolution, reconstitution, restructuring, winding-up, rehabilitation or bankruptcy of the Company or its subsidiaries, if any;

(iii) any issuance, delivery, sale, redemption, repurchase or other acquisition or disposition of any equity interests of the Company or any of its subsidiaries, if any (including any stock options); provided that the foregoing shall not apply to Exempt Issuances or to repurchases of Common Stock or other equity interests of departing officers, directors, employees or consultants of the Company pursuant to agreements providing for the repurchase of such Common Stock or equity interests at either the original purchase price thereof or the then-current fair market value thereof to the extent that such agreements have been disclosed to the Investor if executed prior to the issuance of this Bond, or in the case of such agreements executed after the issuance of this Bond, to the extent that such agreement have been disclosed to, and approved in advance in writing by, the Investor;

Exhibit A-3

(iv) any entry, acquisition, investment in or disposition of any Person, asset or business (by way of merger, share acquisition or disposition, acquisition or disposition of assets or similar business combination) involving aggregate consideration in excess of $1,500,000 individually and $7,500,000 in the aggregate, other than a Change of Control;

(v) any capital expenditures in excess of $1,500,000 individually and $7,500,000 in the aggregate;

(vi) any distribution of profits or assets, or any bonus or other payment of any nature, in favor of the existing shareholders of the Company or any its subsidiaries in their capacity as shareholders, if any;

(vii) any creation, incurrence of, or increase in, any indebtedness in excess of $1,500,000 individually and $7,500,000 in the aggregate that is not expressly subordinated to the Company’s obligations hereunder, other than to banks, equipment lessors or other financial institutions or other lenders, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, approved by a majority of the directors of the Company;

(viii) any sale, assignment, transfer, licensing or disposition of any material intellectual property rights owned by the Company or its subsidiaries, in each case outside the ordinary course of business, if any, or failure to make any filing, pay any fee or take any other action necessary to prosecute and maintain in full force and effect any material registered intellectual property;

(ix) any transactions with (including any loan to) the Company’s directors, officers, committee members, employees, or affiliated companies or the affiliates of any of the foregoing, except for those transactions disclosed in Section 2(s) of the Disclosure Schedule to the Subscription Agreement or that are approved by the majority of disinterested directors of the Company;

(x) any settlement or commencement of a proceeding by the Company and/or its subsidiaries, if any, which could reasonably be expected to have a material adverse effect on the Company and/or subsidiaries, if any;

(xi) the termination of Key Employees; or

(xii) any entry into any contract to do any of the foregoing.

(b) Board of Directors. For so long as this Bond is outstanding, the Investor shall be entitled to nominate at least one (1) director (the “Investor Director”) of the Company. The Company shall, and shall cause its stockholders to, take all necessary actions to cause the election of the designees of the Investor to the Company’s board of directors as the Investor Director. In the event that a vacancy is created at any time by the death, disability, retirement, resignation, removal (with or without cause) or expiration of the term of office of the Investor Director, the Investor shall have the exclusive right to fill the vacancy created thereby with a new designee of the Investor, and the Company shall, and shall cause its stockholders to, take all necessary actions to procure the election of such designee as a registered director as soon as possible. The Company shall take all actions necessary to ensure that the director indemnity and directors’ insurance to the reasonable satisfaction of the Investor shall remain in place for so long as any Investor Director remains on the Company’s board of directors. Notwithstanding the foregoing, any Investor Director nominated by the Investor shall not be subject to any Disqualification Events (as defined in the Subscription Agreement).

Exhibit A-4

(c) Best Efforts to Close Q-IPO or Direct Listing. The Company shall use its best efforts to (i) close a Q-IPO or (ii) complete a Direct Listing within three (3) years following the date of issuance of this Bond, which period may be extended by one (1) year by mutual agreement between the Company and the Investor.

5. Conversion.

(a) Conversion Price. Subject to the adjustments effected under Section 5(b), this Bond may be converted in accordance with Section 5(c) and Section 5(d) below at a conversion price equal to US$5.34 (the “Conversion Price”). The total number of shares to be issued upon conversion shall equal (i) the outstanding principal amount of this Bond and all accrued and unpaid Default Interest on this Bond, if any, divided by (ii) the Conversion Price then in effect.

(b) Adjustments.

(i) Adjustment for Corporate Actions. If the Company shall at any time or from time to time after the issuance of this Bond (w) pay a stock dividend or otherwise make a distribution or distributions on shares of its equity or equity equivalent securities, (x) effect a subdivision of the outstanding equity or equity equivalent securities into a larger number of equity or equity equivalent securities (including by way of a stock split), (y) combine (including by way of reverse stock split) outstanding equity or equity equivalent securities into a smaller number of equity or equity equivalent securities, or (z) issue by reclassification of equity or equity equivalent securities any equity or equity equivalent securities of the Company, then the Conversion Price then in effect immediately before such action shall be multiplied by a fraction, of which the numerator shall be the number of shares of equity or equity equivalent securities (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of equity or equity equivalent securities outstanding after such event. Any adjustment made pursuant to this Section 5(b)(i) shall become effective immediately after the record date for the determination of equity holders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii) Subsequent Equity Sales. Except for the issuance of securities pursuant to clauses (a), (b), (c) and (i) of the definition of Exempt Issuances below and other issuances of equity or equity equivalent securities disclosed to, and approved in writing not to adjust the Conversion Price then in effect in advance by, the Investor, in the event the Company issues any equity or equity equivalent securities with an implied price per share of less than the Conversion Price (such issuance, the “Equity Issuance”), the Conversion Price shall be adjusted, concurrently with the Equity Issuance, to the implied price per share received by the Company for such Equity Issuance. Notwithstanding the foregoing, the Conversion Price as adjusted pursuant to this Section 5(b)(ii) shall not be less than the par value of the Common Stock, subject to adjustments for stock splits and stock dividends on the Common Stock.

Exhibit A-5

(iii) Effect of Merger, Etc. In the case of any consolidation with, or merger of the Company into, any other Person or any merger or consolidation of another Person into the Company (other than a merger in which the Company is the continuing corporation or a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding equity or equity equivalent securities), or any sale, transfer or lease of all, or substantially all, of the properties or assets of the Company, the Person resulting from such consolidation or merger, or which acquires or leases such properties or assets of the Company, as the case may be, shall execute and deliver to the Investor a new Bond and procure that the Investor will have the right thereafter to convert this Bond into the kind and amount of shares and other securities, cash and property receivable upon such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Conversion Stock into which this Bond might have been converted immediately prior to such consolidation, merger, sale, transfer or lease.

(iv) IPO Adjustment. If the Company completes an initial public offering or a direct listing of its Common Stock on a national securities exchange that does not meet the requirements of a Q-IPO or a Direct Listing, as applicable, the Conversion Price shall be adjusted, effective as of immediately prior to such an initial public offering or a direct listing, as applicable, as follows:

CP = A – B

For purposes of the foregoing formula, the following definitions shall apply:

“CP” shall mean the Conversion Price to be in effect immediately after the completion of initial public offering or direct listing, as applicable;

“A” shall mean the actual per share offering price to be offered at the initial public offering or the actual per share reference price at the direct listing, as applicable; and

“B” shall mean the interest accrued on CP at a rate equal to 6% per annum from the Issuance Date and the date of listing, computed on the basis of the actual number of days elapsed and a year of 365 days.

Notwithstanding the foregoing, the Conversion Price as adjusted pursuant to this Section 5(b)(iv) shall not be less than the par value of the Common Stock, subject to adjustments for stock splits and stock dividends on the Common Stock.

(v) Notice of Adjustments. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5(b), the Company shall promptly mail to the Investor a notice setting forth the Conversion Price after such adjustment and setting forth in reasonable detail the facts requiring such adjustment.

(c) Optional Conversion. At any time while this Bond is outstanding, at the option of the Investor in such Investor’s sole discretion, this Bond may be converted, in whole or in part, into Common Stock (or preferred stock of the Company with the terms and conditions set forth in Annex A; provided; however, that if the Investor desires to convert to preferred stock, it shall request that the Company obtain Stockholder Approval and the Company will use commercially reasonable efforts to do so) (such stock issued upon conversion of this Bond, the “Conversion Stock”). To exercise its conversion right, the Investor shall deliver a written notice to the Company, specifying the principal amount of this Bond as well as the accrued and unpaid Default Interest, if any, to be converted, together with the original Bond to be converted (or a notice to the effect that the original Bond has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Investor agrees to indemnify the Company from any loss incurred by it in connection with this Bond). If this Bond is surrendered for partial conversion, the Company shall execute and deliver to the Investor a new Bond in an aggregate principal amount equal to the unconverted portion of the surrendered Bond, without payment of any service charge borne by the Investor. The Company shall, as soon as practicable thereafter, issue and deliver to the Investor a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of shares to which the Investor shall be entitled upon such conversion. Any conversion of this Bond pursuant to this Section 5(c) shall be deemed to have been made on the date when the Investor’s notice referred to the previous provisions and the original Bond to be converted (or a notice to the effect that the original Bond has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Investor agrees to indemnify the Company from any loss incurred by it in connection with this Bond) are delivered to the Company and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

Exhibit A-6

(d) Automatic Conversion. This Bond shall automatically be converted into preferred stock of the Company with the terms and conditions set forth in Annex A upon the earlier to occur of (i) an initial public offering of the Common Stock and concurrent listing on a national securities exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier), (ii) a direct listing of the Common Stock on a national securities exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier) or (iii) upon Stockholder Approval (the “Conversion Event”). Written notice shall be delivered to the Investor at the address last shown on the records of the Company for the Investor or given by the Investor to the Company for the purpose of notice by at least ten (10) business days prior to the anticipated closing date of the Conversion Event, notifying the Investor of the conversion to be effected, specifying the anticipated Conversion Price, the principal amount of this Bond to be converted, together with all accrued and unpaid Default Interest, if any, the date on which such conversion is expected to occur and calling upon the Investor to surrender to the Company, in the manner and at the place designated, this Bond. The Investor agrees to deliver the original of this Bond (or a notice to the effect that the original Bond has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Bond) at the closing of the Conversion Event for cancellation; provided, however, that upon the closing of the Conversion Event, this Bond shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to the Investor a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of shares to which the Investor shall be entitled upon such conversion. Any conversion of this Bond pursuant to this Section 5(d) shall be deemed to have been made immediately prior to the closing of the Conversion Event but immediately after the adjustment of the Conversion Price pursuant to Section 5(b)(iv), if applicable, and on and after such date the Persons entitled to receive the shares shall issuable upon such conversion be treated for all purposes as the record holder of such shares.

(e) Fractional Shares; Effect of Conversion. No fractional shares shall be issued upon conversion of this Bond. Any fractional shares which would otherwise be issuable upon conversion of this Bond will be rounded up to the next whole share. Upon conversion of this Bond in full, the Company shall be forever released from all its obligations and liabilities under this Bond and this Bond shall be deemed of no further force or effect, whether or not the original of this Bond has been delivered to the Company for cancellation.

Exhibit A-7

6. Participation in Future Financing.

(a) Participation Right. From the date hereof until the date that this Bond is no longer outstanding, upon any issuance by the Company of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (“Common Stock Equivalents”) for cash consideration pursuant to clause (e) of the definition of Exempt Issuances below (a “Subsequent Financing”), the Investor shall have the right to participate in the Subsequent Financing in the manner set forth in Section 6(b) on the same terms, conditions and price provided for in the Subsequent Financing.

(b) Mechanics of Participation Right.

(i) The Company shall deliver to the Investor a written notice of the Company’s intention to effect a Subsequent Financing (a “Subsequent Financing Notice”) at least thirty (30) business days prior to the date of the expected consummation of the Subsequent Financing, which notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected (the “Subsequent Investor(s)”) and shall include a term sheet and transaction documents relating thereto as an attachment. If the Investor desires to participate in such Subsequent Financing, it must provide written notice (the “Participation Notice”) to the Company within one hundred and twenty (120) days following the date on which the Subsequent Financing Notice is delivered to the Investor (the “Notice Termination Time”) which notice specifies the Investor’s willingness to participate in the Subsequent Financing, directly and/or through its designated affiliate, as well as the number of Common Stock or Common Stock Equivalents, as applicable, to be subscribed by the Investor and/or its designated affiliate.

(ii) In order to protect the Investor’s right to maintain its shareholding ratio on a fully-diluted basis, (x) if the Investor is to participate in the Subsequent Financing simultaneously with the Subsequent Investor(s), the Investor may subscribe for, or cause its designated affiliate to subscribe for, up to such number of Common Stock or Common Stock Equivalents (whichever is to be issued at the Subsequent Financing) calculated by multiplying (A) the aggregate number of Common Stock or Common Stock Equivalents, as applicable, available for subscription at the Subsequent Financing and (B) the Investor’s Pro Rata Percentage (defined below); and (y) if the Investor is to participate in the Subsequent Financing after the consummation of the Subsequent Financing by the Subsequent Investor(s), the Investor may subscribe for, or cause its designated affiliate to subscribe for, up to such number of Common Stock or Common Stock Equivalents (whichever to be issued at the Subsequent Financing) calculated as follows:

Exhibit A-8

For purposes of the foregoing formula, the following definitions shall apply:

“ISF” shall mean the number of Common Stock or Common Stock Equivalents (whichever is to be issued at the Subsequent Financing) that the Investor may subscribe for or cause its designated affiliate to subscribe for.

“SF” shall mean the aggregate number of Common Stock or Common Stock Equivalents, as applicable, issued to the Subsequent Investor(s) at the Subsequent Financing.

“A” shall mean the number of shares of Common Stock outstanding on a fully-diluted basis that is not held by the Investor immediately prior to the consummation of the Subsequent Financing.

“B” shall mean the sum of (A) the number of shares of Common Stock held by the Investor on a fully-diluted basis immediately prior to the consummation of the Subsequent Financing and (B) the number of shares of Common Stock or Common Stock Equivalents that the Investor is eligible to subscribe for, or cause its designated affiliate to subscribe for, in connection with any prior Subsequent Financing as of the date of consummation of the Subsequent Financing.

(iii) Assuming that the Investor delivers the Participation Notice within the Notice Termination Time, (x) if the Investor delivers the Participation Notice within twenty (20) business days following the delivery of the Subsequent Financing Notice (the “Simultaneous Participation Deadline”), the Company shall effect the Subsequent Financing to the Investor and the Subsequent Investor(s) simultaneously in accordance with the Participation Notice; and (y) if the Investor delivers the Participation Notice after the Simultaneous Participation Deadline, the Company may consummate the Subsequent Financing to the Subsequent Investor(s) on the terms set forth in the Subsequent Financing Notice and shall allow the Investor to exercise its participation right set forth in Section 6(b)(ii)(y).

(iv) For the avoidance of doubt, the Investor and/or its designated affiliate, at its sole and absolute discretion, may, in the Subsequent Financing, subscribe for any number of Common Stock or Common Stock Equivalents, as applicable, equal to or less than such number set forth in Section 6(b)(ii)(x) or 6(b)(ii)(y), as applicable.

(v) If the Company receives no such notice from the Investor as of the Notice Termination Time, the Investor shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing.

Exhibit A-9

7. Definitions. As used in this Bond, the following capitalized terms have the following meanings:

“Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the board of directors of the Company, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company or (iv) an exclusive, irrevocable licensing of all or substantially all of the Company’s intellectual property to a third party.

“Common Stock” shall mean the common stock, par value $0.01, of the Company.

“Direct Listing” shall mean a direct listing of the Common Stock on a national securities exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier), with the reference price of at least $5.34 plus interest accrued on $5.34 at a rate equal to 6% per annum from the Issuance Date up to the date of listing, computed on the basis of the actual number of days elapsed and a year of 365 days (as adjusted for stock splits, stock dividends and the like) (the “Target Price”).

“Exempt Issuances” shall mean the issuance of (a) shares of Common Stock or options to purchase shares of Common Stock issued to employees, officers, directors or consultants of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the directors of the Company or a majority of a committee of established for such purpose; (b) securities upon the conversion of this Bond; (c) shares of Common Stock issued pursuant to Common Stock Equivalents issued and outstanding on the date of this Bond or commitments to issue shares of Common Stock or Common Stock Equivalents, which commitments are in existence on the date of this Bond, or amended after the date hereof if such amendment is approved in advance by the Investor (which approval shall not be unreasonably withheld, conditioned or delayed) and the majority of the directors of the Company; (d) Common Stock or Common Stock Equivalents issued pursuant to acquisitions or strategic transactions, unless the Investor’s approval is required pursuant to Section 4; (e) subject to the Investor’s participation right contained in Section 6, Common Stock or Common Stock Equivalents issued in financing transactions, the primary purpose of which is to raise capital; (f) Common Stock or Common Stock Equivalents issued to banks, equipment lessors or other financial institutions or other lenders, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, approved by a majority of the directors of the Company; (g) Common Stock or Common Stock Equivalents issued in connection with the provision of goods pursuant to transactions approved by a majority of the non-employee disinterested directors of the Company; (h) Common Stock or Common Stock Equivalents issued in connection with sponsored research, collaboration, technology license, development, marketing, investor relations or other similar agreements or strategic partnerships approved a majority of the directors of the Company; and (i) the License Equity (as defined in the MDACC Agreements) issued to the Board of Regents of the University of Texas System (as described in Exhibit II of the option agreement included in the MDACC Agreements); provided, however, if the sum of the number of shares of Common Stock and Common Stock Equivalents issued under subclauses (d), (f), (g) and/or (h) above exceeds 10% of the outstanding Common Stock on a fully diluted basis as of the Issuance Date, any amount of such shares of Common Stock or Common Stock Equivalents in excess of such amount shall not constitute an Exempt Issuance.

Exhibit A-10

“Key Employee” shall mean any executive-level employee (including division director and C-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any intellectual property owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Knowledge of the Company” shall mean the actual knowledge of any of the Company’s officers, directors or Key Employees and such knowledge as such individuals should have had in their capacity as the Company’s officers, directors or Key Employees, as applicable, after reasonable due inquiry and investigation.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“MDACC Agreements” shall have the meaning assigned to such term in the Subscription Agreement.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Bond and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Pro Rata Percentage” shall mean the fraction the numerator of which is the number of shares of Common Stock held by the Investor on a fully-diluted basis and the denominator of which is the number of shares of Common Stock outstanding on a fully-diluted basis.

“Q-IPO” shall mean a firm commitment underwritten public offering and concurrent listing on a national securities exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier), with a per share offering price of at least the Target Price.

“Securities Act” shall mean the Securities Act of 1933, as amended.

Exhibit A-11

“Stockholder Approval” shall mean the approval of the issuance of preferred stock upon conversion of this Bond (but not the issuance of the Bond itself, which does not require approval of stockholders) by a majority of the Company’s outstanding series A preferred stock, series A-1 preferred stock, series A-2 preferred stock, series B preferred stock, series C preferred stock, and series D preferred stock, which majority must include the holder of the Company’s series A-1 preferred stock; provided, however, that such approval shall not be required from and after the time that the Company completes a Q-IPO or Direct Listing.

“Subscription Agreement” shall mean the Convertible Bonds Subscription Agreement, dated as of the date hereof (as amended, modified or supplemented), by and between the Company and the Investor.

“Transaction Documents” shall mean this Bond and the Subscription Agreement.

8. Miscellaneous.

(a) Change of Control. If there is a Change of Control prior to the full conversion of this Bond for any reason, then at the election of the Investor in the Investor’s sole discretion, this Bond may be redeemed, prior to and in preference to any equity securities, at a price equal to the sum of the principal amount of this Bond plus an interest accrued on the unconverted portion of this Bond at a rate equal to 28% per annum from the Issuance Date up to the date on which the Change of Control is consummated, computed on the basis of the actual number of days elapsed and a year of 365 days. The Company shall deliver to the Investor written notice of any Change of Control immediately upon becoming aware of such Change of Control but in any event at least sixty (60) days prior to consummation of any Change of Control.

(b) Successors and Assigns. Subject to the restrictions on transfer described below, the rights and obligations of the Company and the Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(c) Transfers. With respect to any offer, sale or other disposition of this Bond, the Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of the Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify the Investor that the Investor may sell or otherwise dispose of this Bond, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8(c) that the opinion of counsel for the Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify the Investor promptly after such determination has been made. Each Bond thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. Transfers of this Bond shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Subscription Agreement. Prior to presentation of this Bond for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Bond for the purpose of receiving all payments hereon and for all other purposes whatsoever, whether or not this Bond shall be overdue and the Company shall not be affected by notice to the contrary.

Exhibit A-12

(d) Waiver and Amendment. Any provision of this Bond may be amended, waived or modified upon the written consent of the Company and the Investor.

(e) Notices. All notices and other communications to be given or delivered pursuant to this Bond shall be delivered in the manner provided in the Subscription Agreement. In the event of: (i) any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or (iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company will mail to the Investor at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; or (B) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

(f) Payment. Unless converted into the Company’s equity interests pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(g) Usury. In the event any interest is paid on this Bond which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Bond.

(h) Governing Law; Dispute Resolution. All questions concerning the construction, validity, enforcement and interpretation of this Bond shall be determined in accordance with the provisions of the Subscription Agreement.

(i) Tax Withholding. Notwithstanding any other provision to the contrary, the Company shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable with respect to this Bond such amounts as may be required to be deducted or withheld therefrom under any provision of applicable law, and to be provided any necessary tax forms and information, including Internal Revenue Service Form W-9 or appropriate version of IRS Form W-8, as applicable, from each beneficial owner of this Bond. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts otherwise would have been paid.

(Signature Page Follows)

Exhibit A-13

The Company has caused this Bond to be issued as of the date first written above.

20/20 GENESYSTEMS, INC.
a Delaware corporation

By:
Name:
Title:

Exhibit A-14

ANNEX A

TERMS AND CONDITIONS OF PREFERRED SHARES

1.	Designation; Number of Shares; Stated Value. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the “Series E Preferred Stock” (the “Series E Preferred Stock”). The number of shares constituting such series shall be __________. Such number of shares may from time to time be increased or decreased (but not below the number of shares then outstanding) by the Board in accordance with the Certificate of Incorporation and applicable law. Each share of Series E Preferred Stock shall have a stated value equal to the lower of $5.34 per share or the conversion price (as defined in, and as may be adjusted pursuant to, that certain convertible bond (the “Bond”) issued by the Company to the initial holder of the Series E Preferred Stock on ___________, 2024) (the “Bond Conversion Price”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock (the “Stated Value”). Each share of Series E Preferred Stock shall be identical in all respects to every other share of Series E Preferred Stock.

2.	Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all shares of Series E Preferred Stock shall rank (i) pari passu with all Parity Securities; (ii) senior to all Junior Securities; and (iii) junior to all Senior Securities, if any. As used herein, “Parity Securities” means any class of securities hereafter authorized that is specifically designated as ranking pari passu with the Series E Preferred Stock, “Junior Securities” means the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock of the Company and any other class of securities hereafter authorized that is specifically designated as junior to the Series E Preferred Stock, and “Senior Securities” means any class of securities hereafter authorized that is specifically designated as senior to the Series E Preferred Stock.

3.	Dividends. From and after the date of the issuance of any share of Series E Preferred Stock (the “Original Issuance Date”), dividends at the rate per annum of 1.0% of the Stated Value shall accrue on such share of Series E Preferred Stock. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The holders of Series E Preferred Stock shall not be entitled to participate in any dividend or other distribution made on the Junior Securities unless and until the Series E Preferred Stock is converted in accordance with the terms hereof and then only in connection with dividends or other distributions having a record date that occurs from or after such conversion. However, in no event shall the Company declare any dividend on any Junior Security if such dividend would impair the ability of the Company to pay any dividends due on the Series E Preferred Stock.

ANNEX A-1

4.	Liquidation.

(a)	Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”) or a Deemed Liquidation Event (as defined below), each holder of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the cash and other assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities, but pari passu with the holders of Parity Securities, by reason of their ownership thereof, an amount per share equal to the greater of (i) one (1) times the Stated Value, plus any accrued and unpaid dividends thereon or (ii) such amount per share of Series E Preferred Stock as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event or Deemed Liquidation Event, plus an interest accrued on the greater of (i) or (ii), as applicable, at a rate equal to 4% per annum from the Original Issuance Date (or with respect to any accrued and unpaid dividends, from the date on which such dividends are accrued) up to the date of the Liquidation Event or Deemed Liquidation Event, computed on the basis of the actual number of days elapsed and a year of 365 days.

(b)	Insufficient Assets. If upon any Liquidation Event or Deemed Liquidation Event the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series E Preferred Stock the full preferential amount to which they are entitled under Section 4(a) and the holders of Parity Securities, if any, the full preferential amount to which they are entitled under the terms of the relevant instrument governing such Parity Securities, (i) the holders of the shares of Series E Preferred Stock and any such Parity Securities shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective full preferential amounts which would otherwise be payable in respect thereof upon such Liquidation Event or Deemed Liquidation Event if all amounts payable on or with respect to such shares and Parity Securities were paid in full, and (ii) the Company shall not make or agree to make any payments to the holders of Junior Securities.

(c)	Deemed Liquidation Events. A “Deemed Liquidation Event” means (i) a sale, lease or transfer of all or substantially all of the Company’s assets to a non-affiliate of the Company; (ii) a merger, acquisition, change of control, consolidation or other transactions or series of transactions in which the Company’s stockholders prior to such transaction or series of transactions do not retain a majority of the voting power of the surviving entity immediately following such transaction or series of transactions; or (iii) the grant of an (by territory, field of use or market) exclusive license to all or substantially all of the Company’s technology or intellectual property rights (determined on a consolidated basis with all of the Company’s direct and indirect subsidiaries) except where such exclusive license is made to one or more wholly-owned subsidiaries of the Company.

5.	Voting Rights.

(a)	Voting Generally. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of Series E Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Designation, the holders of Series E Preferred Stock shall vote together with the holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock as a single class.

ANNEX A-2

(b)	Board Composition. For so long as shares of Series E Preferred Stock remain outstanding, the holders of Series E Preferred Stock shall together, as a separate class, have the right to elect: (i) if the number of directors on the Board is equal to or fewer than seven (7), two (2) directors reasonably acceptable to the Board or the nominating committee of the Board (or one (1) director if the holders of Series E Preferred Stock, as a holder of the Bond, have elected one (1) director) to the Board and (ii) if the number of directors on the Board is eight (8) or more, three (3) directors reasonably acceptable to the Board or the nominating committee of the Board (or two (2) directors if the holders of Series E Preferred Stock, as a holder of the Bond, have elected one (1) director) to the Board (the “Designated Directors”); provided, however, (x) the holders of Series E Preferred Stock shall be entitled to elect three (3) directors reasonably acceptable to the Board or the nominating committee of the Board (or two (2) directors if the holders of Series E Preferred Stock, as a holder of the Bond, have elected one (1) director) to the Board regardless of the number of directors on the Board if the aggregate amount invested by the holders of Series E Preferred Stock in the Company in the form of convertible bonds, Common Stock or Common Stock Equivalents (as defined below) is equal to or more than $50,000,000 and (y) in no event shall the number of directors on the Board be greater than ten (10). The nominee shall be deemed reasonably acceptable to the Board or the nominating committee of the Board other than where the Board or the nominating committee determines that (A) the nominee is a bad actor as defined in Rule 506(d) of the Securities Act of 1933, as amended, or is otherwise legally prohibited from serving on the Board, (B) the nominee does not have business, finance or other relevant experience and educational background, (C) the nominee is not independent under NYSE American Company Guide Rule 803, or (D) the nominee does not have sufficient financial literacy to review and understand the financial statements of the Company, in which case the Board or the nominating committee, as applicable, shall communicate its grounds for rejecting such nominee in writing to the holders of Series E Preferred Stock. If the Board or the nominating committee of the Board rejects any director elected by the holders of Series E Preferred Stock and the holders of Series E Preferred Stock disagree with such decision of the Board or the nominating committee of the Board, the holders of Series E Preferred Stock shall have a right to (x) call a meeting of stockholders with regard to such director nominee and (y) require that the Board or the nominating committee of the Board accept any director nominee approved by a majority of the stockholders. In the event that a vacancy is created at any time by the death, disability, retirement, resignation, removal (with or without cause) or expiration of the term of office of a Designated Director, the holders of Series E Preferred Stock shall have the exclusive right to fill the vacancy created thereby with a new Designated Director. With respect to the remaining directors constituting the Board, the holders of Series E Preferred Stock shall not vote against any person nominated by the Board or the nominating committee of the Board between the Original Issuance Date and the third anniversary of the Original Issuance Date; provided, however, that such three (3) year period shall commence on the original issuance date of the Bond if the Company is not listed on a national securities exchange within twelve (12) months of the original issuance date of the Bond; provided further that the foregoing obligation of the holders of Series E Preferred Stock shall not apply if the holders of Series E Preferred Stock, in their reasonable discretion, determine that the person nominated by the Board or the nominating committee of the Board falls under any of the following: (A) the nominee is a bad actor as defined in Rule 506(d) of the Securities Act of 1933, as amended, or is otherwise legally prohibited from serving on the Board, (B) the nominee does not have business, finance or other relevant experience and educational background, (C) the nominee is not independent under NYSE American Company Guide Rule 803, or (D) the nominee does not have sufficient financial literacy to review and understand the financial statements of the Company.

ANNEX A-3

(c)	Preferred Stock Protective Provisions. For so long as shares of Series E Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or this Certificate of Designation, the vote or consent of the holders of a majority of the shares of Series E Preferred Stock then outstanding (the “Requisite Holders”) shall be necessary for effecting or validating, either directly or indirectly, by amendment, merger, consolidation or otherwise: (i) any amendment, alteration or repeal of any provision of this Certificate of Designation or of the Certificate of Incorporation or Bylaws of the Company if such amendment, alteration or repeal will adversely affect the rights of the holders of the Series E Preferred Stock in a manner different from any other series of preferred stock or (ii) the liquidation or dissolution of the Company.

6.	Redemption Rights.

(a)	Redemption Rights. If, but only if, the Company materially breaches any provision of this Certificate of Designation and is unable to cure the same within thirty (30) days of receiving written notice from a holder of such breach (a “Default”), the holders of the Series E Preferred Stock shall have redemption rights to request the Company to redeem all or part of the Series E Preferred Stock in accordance with applicable laws at a redemption price per share equal to the sum of the Stated Value plus accrued, but unpaid, dividends thereon, plus interest accrued on the Stated Value and such dividends at a rate equal to 4% per annum from the Original Issuance Date (or with respect to any accrued and unpaid dividends, from the date on which such dividends are accrued) up to the date of redemption, computed on the basis of the actual number of days elapsed and a year of 365 days (the “Redemption Price”). Upon delivery of the redemption notice following a Default, the Company shall redeem the Series E Preferred Stock as requested within thirty (30) days. If the Company fails to redeem the Series E Preferred Stock as requested following a Default, the redemption period shall be extended until the redemption is fully completed. The exercise of redemption rights shall not affect the claim on any unpaid dividends up until the date of the request for redemption.

(b)	Default Interest. If the Company fails to redeem following a Default in accordance with this Section 6, the Company shall pay the holders of the Series E Preferred Stock a default interest at an annual compounding interest rate equal to the lower of (i) 12% of the Redemption Price from the following day of the date on which redemption should have been made or (ii) the legal maximum rate.

ANNEX A-4

7.	Conversion.

(a)	Optional Conversion. Each Share of Series E Preferred Stock shall be convertible at any time and from time to time at the option of the holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value, plus the value of the accrued, but unpaid, dividends thereon, by the Conversion Price in effect on the conversion date. The “Conversion Price” means the lower of $5.34 per share or the Bond Conversion Price, subject to adjustment as provided below.

(b)	Mechanics of Optional Conversion. Holders shall effect conversions by providing the Company with a notice of conversion (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned prior to the conversion at issue, the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue, the number of shares of Common Stock to be issued upon conversion and the date on which such conversion is to be effected, which date may not be prior to the date the applicable holder delivers by email or facsimile such Notice of Conversion to the Company (such date, the “Optional Conversion Date”). If no Optional Conversion Date is specified in a Notice of Conversion, the Optional Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series E Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Company unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series E Preferred Stock promptly following the Optional Conversion Date at issue. The Company shall, as soon as practicable after the Optional Conversion Date, issue and deliver to such holder of Series E Preferred Stock, or to his, her or its nominees, a certificate or certificates, or a notification of book entry, for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate or certificates, or a notification of book entry, for the number (if any) of the shares of Series E Preferred Stock represented by the surrendered certificate that were not converted into Common Stock.

(c)	Mandatory Conversion. If all Conditions (as defined below) have been satisfied, then the Series E Preferred Stock shall automatically, and without any action on the part of the Company or the holder, convert into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value, plus the value of the accrued, but unpaid, dividends thereon, by the Conversion Price in effect on the conversion date. Notwithstanding the foregoing, if no Condition has been satisfied, the Company may nevertheless issue a written notice of mandatory conversion to the holder on or after the third (3rd) anniversary of the date of original issuance of the Series E Preferred Stock as long as at least three (3) months has elapsed after the first Listing Event (as defined below); provided that the Conversion Price shall automatically be adjusted to 80% of the value weighted average price of the Company’s Common Stock for the trailing three (3) months. The date on which mandatory conversion is effected under this Section 7(c) shall be referred to as the “Mandatory Conversion Time.” For purposes of this provision, “Conditions” means: (i) the volume weighted average price of the Common Stock for the trailing three (3) months is at least 1.5 times the initial Conversion Price and (ii) (A) if the total investment amount invested by the initial holder of the Series E Preferred Stock is at least $23,000,000 but less than $50,000,000, the Company has achieved revenues for the trailing twelve-month period of at least $25,000,000 or (B) if the total investment amount invested by the initial holder of the Series E Preferred Stock is at least $50,000,000, the Company has achieved revenues for the trailing twelve-month period of at least $45,000,000.

ANNEX A-5

(d)	Mechanics of Mandatory Conversion. All holders of record of shares of Series E Preferred Stock shall be sent written notice of the mandatory conversion at least ten (10) business days prior to the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares in certificated form shall surrender his, her or its certificate or certificates for all such shares, if any (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), to the Company at the place designated in such notice. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the shares converted pursuant to this Section 7(d), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the shares of Common Stock. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for the shares, the Company shall issue and deliver to such holder of Series E Preferred Stock, or to his, her or its nominees, a certificate or certificates, or a notification of book entry, for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(e)	Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of the Series E Preferred Stock. Any fractional shares which would otherwise be issuable upon conversion of the Series E Preferred Stock will be rounded up to the next whole share.

8.	Adjustments.

(a)	Adjustment for Corporate Actions. If the Company shall at any time or from time to time after the issuance of the Series E Preferred Stock (i) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) effect a subdivision of the outstanding Common Stock into a larger number of shares (including by way of a stock split), (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price then in effect immediately before such action shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

ANNEX A-6

(b)	Subsequent Equity Sales. In the event the Company issues any Common Stock at a price per share, or any securities convertible or exchangeable into, or exercisable for, Common Stock (“Common Stock Equivalents”), with an implied price per share, of less than the Conversion Price (such issuance, the “Issuance”), the Conversion Price shall be adjusted, concurrently with the Issuance, to the implied price per share received by the Company for such Issuance; provided that the Conversion Price as adjusted pursuant to this Section 8(b) shall not be less than the par value of the Common Stock, subject to adjustments for stock splits and stock dividends on the Common Stock. Notwithstanding the foregoing, this Section 8(b) shall not apply to an Exempt Issuance and other issuances of Common Stock or Common Stock Equivalents disclosed to, and approved in writing not to adjust the Conversion Price then in effect in advance by, each holder of shares of Series E Preferred Stock then outstanding. For purposes hereof, “Exempt Issuance” shall mean the issuance of (a) shares of Common Stock or options to purchase shares of Common Stock issued to employees, officers, directors or consultants of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the directors of the Company or a majority of a committee of established for such purpose; (b) shares of Common Stock issued pursuant to Common Stock Equivalents issued and outstanding on the Original Issuance Date or commitments to issue shares of Common Stock or Common Stock Equivalents, which commitments are in existence on the Original Issuance Date, or amended after the Original Issuance Date if such amendment is approved by a majority of the directors of the Company, including a majority of the Designated Directors; and (c) the License Equity, as defined in the MDACC Agreements (as defined in the Bond), issued to the Board of Regents of the University of Texas System (as described in Exhibit II of the option agreement included in the MDACC Agreements).

(c)	Adjustment Following IPO or Direct Listing. If the Series E Preferred Stock has not been converted or redeemed and the volume-weighted average price per share of the Common Stock between the closing date of (i) an initial public offering of the Company’s Common Stock and concurrent listing on a national securities exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier), or (ii) a direct listing of the Company’s common stock on any such national securities exchange (each, a “Listing Event”), and the six-month anniversary of the closing date of the Listing Event (the “Listing Price”) is lower than (i) the Conversion Price then in effect plus (ii) the interest calculated on the Conversion Price then in effect by applying an annual compounding interest rate of 6% for the foregoing six-month period (the “Target Price”), the Conversion Price shall be adjusted to the Listing Price; provided that the Conversion Price shall not be adjusted to become lower than 70% of the Target Price. Notwithstanding the foregoing, the Conversion Price as adjusted pursuant to this Section 8(c) shall not be less than the par value of the Common Stock, subject to adjustments for stock splits and stock dividends on the Common Stock.

ANNEX A-7

(d)	Effect of Merger, Etc. In the case of any consolidation with, or merger of the Company into, any other person or any merger or consolidation of another person into the Company (other than a merger in which the Company is the continuing corporation or a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Stock), or any sale, transfer or lease of all, or substantially all, of the properties or assets of the Company, the person resulting from such consolidation or merger, or which acquires or leases such properties or assets of the Company, as the case may be, shall execute and deliver to the holders of Series E Preferred Stock a new certificate representing the same security that the holder of the Series E Preferred Stock would have received if such holder converted to Common Stock immediately prior to such consolidation, merger, sale, transfer or lease.

(e)	Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(f)	Notice of Adjustments. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Company shall promptly mail to each holder a notice setting forth the Conversion Price after such adjustment and setting forth in reasonable detail the facts requiring such adjustment.

(g)	Notice to Allow Conversion by Holders. If (i) the Company shall declare a dividend (or any other distribution in whatever form) or redemption on the Common Stock, (ii) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iii) the approval of stockholders shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (iv) the Company shall authorize a Liquidation Event or Deemed Liquidation Event, then, in each case, the Company shall cause to be delivered to each holder of Series E Preferred Stock at its last address as it shall appear upon the stock books of the Company, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The holder shall remain entitled to convert its Series E Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

ANNEX A-8

9.	Participation in Future Financing.

(a)	Participation Right. From the date hereof until the date that the Series E Preferred Stock is no longer outstanding, upon any issuance by the Company of Common Stock or Common Stock Equivalents for cash consideration in a financing transaction, the primary purpose of which is to raise capital (a “Subsequent Financing”), the holder of the Series E Preferred Stock shall have the right to participate in the Subsequent Financing in the manner set forth in Section 9(b) on the same terms, conditions and price provided for in the Subsequent Financing.

(b)	Mechanics of Participation Right.

(i)	The Company shall deliver to the holder of the Series E Preferred Stock a written notice of the Company’s intention to effect a Subsequent Financing (a “Subsequent Financing Notice”) at least thirty (30) business days prior to the date of the expected consummation of the Subsequent Financing, which notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the person or persons through or with whom such Subsequent Financing is proposed to be effected (the “Subsequent Investor(s)”) and shall include a term sheet and transaction documents relating thereto as an attachment. If the holder desires to participate in such Subsequent Financing, it must provide written notice (the “Participation Notice”) to the Company within one hundred and twenty (120) days following the date on which the Subsequent Financing Notice is delivered to the holder (the “Notice Termination Time”) which notice specifies the holder’s willingness to participate in the Subsequent Financing, directly and/or through its designated affiliate, as well as the number of Common Stock or Common Stock Equivalents, as applicable, to be subscribed by the holder and/or its designated affiliate.

(ii)	In order to protect the holder’s right to maintain its shareholding ratio on a fully-diluted basis, (x) if the holder is to participate in the Subsequent Financing simultaneously with the Subsequent Investor(s), the holder may subscribe for, or cause its designated affiliate to subscribe for, up to such number of Common Stock or Common Stock Equivalents (whichever is to be issued at the Subsequent Financing) calculated by multiplying (A) the aggregate number of Common Stock or Common Stock Equivalents, as applicable, available for subscription at the Subsequent Financing and (B) the holder’s Pro Rata Percentage (as defined below); and (y) if the holder is to participate in the Subsequent Financing after the consummation of the Subsequent Financing by the Subsequent Investor(s), the holder may subscribe for, or cause its designated affiliate to subscribe for, up to such number of Common Stock or Common Stock Equivalents (whichever is to be issued at the Subsequent Financing) calculated as follows:

ANNEX A-9

For purposes of the foregoing formula, the following definitions shall apply:

“HSF” shall mean the number of Common Stock or Common Stock Equivalents (whichever is to be issued at the Subsequent Financing) that the holder may subscribe for or cause its designated affiliate to subscribe for.

“SF” shall mean the aggregate number of Common Stock or Common Stock Equivalents, as applicable, issued to the Subsequent Investor(s) at the Subsequent Financing.

“A” shall mean the number of shares of Common Stock outstanding on a fully-diluted basis that is not held by the holder immediately prior to the consummation of the Subsequent Financing.

“B” shall mean the sum of (A) the number of shares of Common Stock held by the holder on a fully-diluted basis immediately prior to the consummation of the Subsequent Financing and (B) the number of shares of Common Stock or Common Stock Equivalents that the holder is eligible to subscribe for, or cause its designated affiliate to subscribe for, in connection with any prior Subsequent Financing as of the date of consummation of the Subsequent Financing.

(iii)	Assuming that the holder delivers the Participation Notice within the Notice Termination Time, (x) if the holder delivers the Participation Notice within twenty (20) business days following the delivery of the Subsequent Financing Notice (the “Simultaneous Participation Deadline”), the Company shall effect the Subsequent Financing to the holder and the Subsequent Investor(s) simultaneously in accordance with the Participation Notice; and (y) if the holder delivers the Participation Notice after the Simultaneous Participation Deadline, the Company may consummate the Subsequent Financing to the Subsequent Investor(s) on the terms set forth in the Subsequent Financing and shall allow the holder to exercise its participation right set forth in Section 9(b)(ii)(y).

(iv)	For the avoidance of doubt, the holder and/or its designated affiliate, at its sole and absolute discretion, may, in the Subsequent Financing, subscribe for any number of Common Stock or Common Stock Equivalents, as applicable, equal to or less than such number set forth in Section 9(b)(ii)(x) or 9(b)(ii)(y), as applicable.

ANNEX A-10

(v)	If the Company receives no such notice from the holder as of the Notice Termination Time, the holder shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing.

(c) For the purpose of this Section 9, “Pro Rata Percentage” shall mean the fraction the numerator of which is the number of shares of Common Stock held by the holder on a fully-diluted basis and the denominator of which is the number of shares of Common Stock outstanding on a fully-diluted basis.

10.	Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Company at its principal office, email address investors@2020gene.com or such other address or email address as the Company may specify for such purposes by notice to the holders of Series E Preferred Stock delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each holder of Series E Preferred Stock at the address or email address of such holder appearing on the books of the Company, or if no such address or email address appears on the books of the Company, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at prior to 5:30 p.m. (New York City time) on any business day, (ii) the next business day after the date of transmission, if such notice or communication is delivered via email on a day that is not a business day or later than 5:30 p.m. (New York City time) on a business day, (iii) the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Lost or Mutilated Stock Certificate. If a holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

(c)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

ANNEX A-11

(d)	Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived with the affirmative vote of the Requisite Holders. Any waiver by the Company or a holder of Series E Preferred Stock of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holders, except that a waiver by the Requisite Holders will constitute a waiver of all holders. The failure of the Company or a holder of Series E Preferred Stock to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a holder of Series E Preferred Stock must be in writing. Any action that is required or permitted to be taken by the Requisite Holders may be taken at any meeting called by any holder or holders of Series E Preferred Stock or by a written consent or action by such holders in lieu of any such meeting. With respect to any meeting of holders, unless otherwise specified in this Certificate of Designation, the procedures for calling and holding a meeting of the holders of Common Stock of the Company shall be applicable with respect to a meeting of the holders of Series E Preferred Stock, mutatis mutandis. The Company shall promptly provide to any holder a list of the other holders upon the request of any holder, and otherwise provide such cooperation and assistance to any holder for the purposes of calling and holding a meeting of the holders as from time to time reasonably requested by a holder.

(e)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g)	Status of Converted or Redeemed Series E Preferred Stock. If any shares of Series E Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Preferred Stock.

ANNEX A-12